EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Zhongpin Inc.

We hereby consent to the use of our report dated March 24, 2008, with respect to the consolidated balance sheet of Zhongpin Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2007 and 2006, incorporated by reference in this Registration Statement on Form S-3 to be filed on or about  June 3, 2009.  We also consent to the use of our name and the reference to us in the Experts section of such Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
June 3, 2009